Exhibit 10.5

FOURTH LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (“Agreement”) is made this 5th day of June, 2015 and is entered into at Indianapolis, Indiana, by and among The Huntington National Bank, a national banking association (“Lender”), with a principal mailing address of 45 North Pennsylvania Street, Suite 200, Indianapolis, Indiana 46204; Merchants Bancorp, an Indiana corporation (“Borrower”), with a principal mailing address of 11711 North Meridian Street, Suite 528, Carmel, Indiana 46032; and Providence Bank, a Missouri state banking corporation (“Participating Lender”), with a principal mailing address of 815 West Stadium Boulevard, Jefferson City, Missouri 65109.

RECITALS:

A.            Lender and Borrower entered into a certain Loan Agreement dated September 24, 2012 (the “Original Loan Agreement”) wherein which Lender agreed to make a Revolving Line of Credit Loan (as defined in the Original Loan Agreement) to Borrower in the original principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00).

B.            In connection with the Original Loan Agreement, Borrower executed and delivered to Lender and agreed to perform a certain Revolving Line of Credit Note (the “Original Note”) in the original principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00) dated September 24, 2012 to evidence the Revolving Line of Credit Loan, a certain Stock Pledge Agreement (the “Original Stock Pledge Agreement”) dated September 24, 2012, and other Loan Documents (as defined in the Original Loan Agreement, the “Other Original Loan Documents”) dated on or about September 24, 2012 (the Original Loan Agreement, the Original Note, the Original Stock Pledge Agreement and the Other Original Loan Documents are collectively, the “Original Loan Documents”).

C.            In connection with the Revolving Line of Credit Loan and the Original Loan Documents, Lender and Participating Lender executed that certain Participation Agreement (the “Participation Agreement”) dated to be effective as of September 24, 2012.

D.            Borrower, CITBA Financial Corporation, an Indiana corporation (“CITBA”), Michael F. Petrie, individually and Randall D. Rogers, individually entered into that certain Agreement and Plan of Merger dated to be effective as of May 6, 2013 (the “Merger Agreement”) wherein which Borrower agreed to merge with and into CITBA and immediately thereafter, Citizens Bank, an Indiana chartered commercial bank and a wholly-owned subsidiary of CITBA (“Citizens Bank”) was to be merged with and into Merchants Bank of Indiana, an Indiana charted commercial bank and a wholly-owned subsidiary of Borrower.

E.            In connection with the Merger Agreement, Lender, Borrower and Participating Lender entered into that certain First Loan Modification and Reaffirmation Agreement dated effective as of August 1, 2013 (the “First Loan Modification”) wherein which Lender and Participating Lender consented to the Merger Agreement and Borrower reaffirmed all of Borrower’s representations, warranties, obligations, covenants and liabilities under the Original Loan Documents. Subsequent to the execution and delivery of the First Loan Modification, Borrower advised that the transaction subject to the Merger Agreement would not be consummated.

F.             Lender, Borrower and Participating Lender entered into that certain Second Loan Modification Agreement dated October 24, 2013 to be effective September 23, 2013 (the “Second Loan Modification”) so as to: (i) amend and modify the Revolving Line of Credit Loan and the Original Note, the Original Loan Agreement, and to the extent necessary, the other Original Loan Documents, so as to extend the maturity date of the Revolving Line of Credit Loan and the Original Note from September 23, 2013 to September 22, 2014; and (ii) make such further amendments and modifications pursuant to and upon the terms and conditions as more particularly described and set forth in the Second Loan Modification.

G.            Lender, Borrower and Participating Lender entered into that certain Third Loan Modification Agreement dated September 30, 2014 to be effective September 22, 2014 (the “Third Loan Modification”) so as to: (i) amend and modify the Revolving Line of Credit Loan, the Original Note, the Original Loan Agreement, and to the extent necessary, the other Original Loan Documents, so as to extend the maturity date of the Revolving Line of Credit Loan and the Original Note from September 22, 2014 to September 21, 2015; (ii) provide for a one-time waiver only of Borrower’s failure to satisfy and perform the terms, conditions and covenants of Section 10.12 Merchant’s Bank Tier-1 Leverage Ratio of the Original Loan Agreement for the period ending June 30, 2014; (iii) make certain amendments and modifications to Section 10.18 Line of Credit Annual Cleandown of the Original Loan Agreement; and (iv) make such further amendments and modifications pursuant to and upon the terms and conditions as more particularly described and set forth in the Third Loan Modification. The Original Loan Agreement, the Original Note, the Original Stock Pledge Agreement and the Other Original Loan Documents, as and to the extent amended and modified by the First Loan Modification, the Second Loan Modification and the Third Loan Modification are the “Loan Agreement,” the “Note,” the “Stock Pledge Agreement” and the “Other Loan Documents” and the Loan Agreement, the Note, the Stock Pledge Agreement, the Other Loan Documents, the Participation Agreement, the First Loan Modification, the Second Loan Modification and the Third Loan Modification are collectively, the “Loan Documents.”

H.            Lender, Borrower and Participating Lender desire to: (i) amend and modify the Revolving Line of Credit Loan, the Note, the Loan Agreement, and to the extent necessary, the Loan Documents, so as to extend the maturity date of the Revolving Line of Credit Loan and the Note from September 21, 2015 to June 3, 2016; (ii) increase the principal amount of the Revolving Line of Credit Loan and the Note from Fifteen Million and 00/100 Dollars ($15,000,000.00) to the new principal amount of Twenty-five Million and 00/100 Dollars ($25,000,000.00); (iii) increase the Applicable Interest Rate (as defined in the Loan Agreement) on the Note from the LIBO Rate (as defined in the Loan Agreement) plus one hundred seventy-five (175) basis points (one hundred (100) basis points being equal to one percent (1%) per annum) to the LIBO Rate plus one hundred eighty-five (185) basis points; (iv) provide for an unused facility fee as more particularly described in this Agreement; (v) delete Section 10.18 Line of Credit Annual Cleandown of the Loan Agreement; (vi) amend and modify Section 11.1 Delivery of Information (b) of the Loan Agreement as more particularly described in this Agreement; and (vii) make such further amendments and modifications pursuant to and upon the terms and conditions as more particularly described and set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the above Recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and further, to induce Lender, Borrower and Participating Lender to consent to the amendments and modifications set forth in this Agreement, Lender, Borrower and Participating Lender hereby agree as follows:

1.             The Recitals set forth in the beginning of this Agreement are true and correct and are hereby incorporated as a material part of this Agreement.

2.             The Revolving Line of Credit Loan, the Note, the Loan Agreement, and to the extent necessary the Loan Documents, are hereby amended and modified so as to extend the maturity date of the Revolving Line of Credit Loan and the Note from September 21, 2015 to June 3, 2016.

3.             To evidence the increase in the principal amount of the Revolving Line of Credit Loan and the Note from Fifteen Million and 00/100 Dollars ($15,000,000.00) to Twenty-five Million and 00/100 Dollars ($25,000,000.00), Borrower agrees to execute and deliver to Lender and perform that certain Revolving Line of Credit Note in the principal amount of Twenty-five Million and 00/100 Dollars ($25,000,000.00) dated an even date herewith (the “2015 Note”) which shall amend, modify, restate and replace the Note.

4.             The Loan Agreement, and to the extent necessary, the Loan Documents, are hereby amended and modified so that the term “Applicable Interest Rate” shall mean the LIBO Rate plus one hundred eighty-five (185) basis points.

5.             The Loan Agreement is hereby amended and modified so as to provide for a new Section 3.3 Unused Facility Fee which shall read as follows:

“3.10      Unused Facility Fee. From the date of the Note to the payment in full in cash of all Indebtedness (as defined hereafter) under this Agreement, Borrower shall pay to Lender an unused fee quarterly commencing on July 15, 2015, and on the 15th day of each quarter thereafter. The unused fee payable to Lender shall be determined by multiplying the basis points per annum set forth in the pricing below times the daily unused amount of the Revolving Line of Credit Loan each day during the relevant period or portion thereof. The unused fee shall be computed in the same manner as in Section 2.14 Calculation of the Loan Agreement. Whenever any payment of the unused fee shall be due on a day which is not a Banking Day, the date for payment thereof shall be extended to the next Banking Day. It is expressly understood that the unused fee herein described shall not be refundable under any circumstances.

Unused Fee
(basis points
Unused Balance	per annum)
$0 - $6,250,000.00	-0-
$6,250,000.01 - $12,500,000.00	5 basis points
$12,500,000.01 - $18,750,000.00	10 basis points
$18,750,000.01 and greater	15 basis points

As used herein, the term ‘Indebtedness’ shall mean any and all of Borrower’s liabilities, obligations and debts to Lender, now existing or hereinafter incurred or created, including, without limitation, all loans, advances, interest, costs, debts, lease obligations, liabilities arising under Hedging Contracts, overdraft indebtedness, credit card indebtedness, commercial card indebtedness, and any other obligations and liabilities of Borrower to Lender; whether any such indebtedness is due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined; whether recovery on the indebtedness may be or may become barred or unenforceable against Borrower for any reason whatsoever.

6.             The Loan Agreement is hereby further amended and modified so that Section 10.18 Line of Credit Annual Cleandown of the Loan Agreement is hereby deleted in its entirety.

7.             The Loan Agreement is hereby further amended and modified so as to delete in its entirety Section 11.1 Delivery of Information (b) of the Loan Agreement and replace the same with the following:

“(b)         within one hundred twenty (120) days of the end of each fiscal year, an audited consolidated and consolidating financial statement of Borrower, Merchants Bank and P/R Mortgage prepared in accordance with generally accepted accounting principles consistently applied and certified by independent certified public accountants satisfactory to Lender;”

8.             The Loan Agreement, and to the extent necessary, the Loan Documents are hereby further amended and modified so as to provide that the term “Note” shall mean the 2015 Note and the term “Loan Documents” shall be deemed to include the 2015 Note.

9.             The Participation Agreement is hereby amended and modified so as to delete in its entirety Recital A and replace the same with the following:

“A.          Bank agreed to make to Merchants Bancorp, an Indiana corporation (the ‘Borrower’) a certain revolving line of credit loan (the ‘Loan’) in the original maximum principal amount of Twenty-five Million and 00/100 Dollars ($25,000,000.00) (the ‘Loan Amount’) on the terms and conditions and subject to the limitations set forth in a certain Loan Agreement between Bank and Borrower dated September 24, 2012 (the ‘Original Loan Agreement,’ as amended by that certain First Loan Modification and Reaffirmation Agreement dated effective as of August 1, 2013 (the ‘First Loan Modification’), that certain Second Loan Modification Agreement dated October 24, 2013 to be effective September 23, 2013 (the ‘Second Loan Modification’), that certain Third Loan Modification Agreement dated September 30, 2014 to be effective September 22, 2014 (the ‘Third Loan Modification’) and that certain Fourth Loan Modification Agreement dated June 5, 2015, and the Original Loan Agreement, as amended and modified by the First Loan Modification, the Second Loan Modification, the Third Loan Modification and the Fourth Loan Modification are collectively, the ‘Loan Agreement’) and a certain Revolving Line of Credit Note in the original principal amount of Twenty-five Million and 00/100 Dollars ($25,000,000.00) from Borrower to Bank dated June 5, 2015 (the ‘Note’). The Loan shall be advanced as provided in the Loan Agreement and the Note, shall bear interest on amounts advanced and shall be evidenced by and payable in the manner specified in the Loan Agreement and the Note.”

10.          The Participation Agreement is hereby further amended and modified so that the term “Participant’s Percentage” (as defined in the Participation Agreement) shall mean thirty percent (30%) and the term “Maximum Participation Amount” (as defined in the Participation Agreement) shall mean Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00).

11.          Section 2 Sale of the Participation (c) of the Participation Agreement is hereby amended and modified so as to provide the words “(including the unused facility fee as described in Section 3.10 of the Loan Agreement)” are hereby inserted after the words “and other fees” and before the words “, whether from the Borrower,”.

12.          Participating Lender hereby consents to the amendments and modifications set forth in this Agreement and the 2015 Note. Participating Lender acknowledges receipt of a copy of this Agreement and the 2015 Note.

13.          Borrower hereby reaffirms all representations and warranties of Borrower in the Loan Documents.

14.          Borrower hereby represents and warrants to Lender that there is no default or Event of Default (as defined in the Loan Agreement) nor event which with the giving of notice, the passage of time or both, would become an Event of Default under or in connection with the Loan Documents.

15.          Lender, Borrower and Participating Lender hereby agree that the Loan Documents, to the extent necessary, are hereby amended and modified to reflect the amendments and modifications set forth in this Agreement.

16.          Borrower agrees to pay to Lender on the date hereof a fully-earned and non-refundable extension/modification fee of eight (8) basis points (Twenty Thousand and 00/100 Dollars ($20,000.00)), subject to a credit equal to the pro rata amount of the previous extension/ modification fee of Eighteen Thousand and 00/100 Dollars ($18,000.00) for those days remaining from the date of this Agreement up to September 21, 2015.

17.          This Agreement is a modification only and not a novation or accord and satisfaction. Except for the above-referenced amendments and modifications, the Loan Agreement, the Note, the Stock Pledge Agreement, the Loan Documents, the Participation Agreement and any other agreement or security document, and all the terms and conditions thereof, shall be and remain in full force and effect with the amendments and modifications herein deemed to be incorporated therein.

18.          Borrower for itself and its successors and assigns (collectively, the “Releasing Parties”), hereby release and discharge Lender, its officers, directors, agents, employees, attorneys, participants, legal representatives, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, actions, damages and causes of action which any of the Releasing Parties have asserted or claimed or might now or hereafter assert or claim against all or any of the Released Parties, whether known or unknown, arising out of, related to or in any way connected with or based upon any Prior Related Event (as defined hereafter). As used herein, the term “Prior Related Event” shall mean any act, omission, circumstance, agreement, loan, extension of credit, transaction, transfer, payment, event, action or occurrence between, among or involving Borrower or any of the property of Borrower and all or any of the Released Parties and which was made or extended or which occurred at any time or times prior to the execution of this Agreement. Borrower agrees and acknowledges that this release is not to be construed as or deemed an acknowledgement or admission on the part of any of the Released Parties of liability for any matter or as precedent upon which any liability may be asserted.

Notwithstanding the amendments and modifications set forth in this Agreement, Borrower does hereby reaffirm and ratify to Lender its continuing liability and responsibility, and agrees to pay, perform, observe and be bound by all of the terms, conditions, covenants, agreements, stipulations, representations, warranties, obligations and liabilities under the Loan Agreement and the Loan Documents, as and to the extent amended and modified hereby, and this Agreement and the 2015 Note, and further, the Loan Agreement and the Loan Documents, as and to the extent amended and modified hereby, and this Agreement and the 2015 Note are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, without the right of offset, defense or counterclaim thereto, and further, nothing herein contained, and nothing done pursuant to this Agreement shall affect or shall be construed as affecting or is intended to release or affect the liability of Borrower under the Loan Agreement and the Loan Documents, respectively, as may be applicable, and except for the specific amendments and modifications set forth herein, shall not alter, waive, amend, vary or affect any provision, condition or covenant contained in the Loan Agreement and the Loan Documents, and except for the specific amendments and modifications set forth herein, shall not affect or impair any rights, powers or remedies of Lender as contained in the Loan Agreement and the Loan Documents, it being the intent of Borrower that the Loan Agreement and the Loan Documents, as and to the extent amended and modified hereby, and this Agreement and the 2015 Note are hereby confirmed and ratified in all respects as of the date hereof.

LENDER

The Huntington National Bank,
a national banking association

By:	/s/ Kelly Queisser
Kelly Queisser, Senior Vice President

BORROWER

Merchants Bancorp,
an Indiana corporation

By:	/s/ Michael F. Petrie
Michael F. Petrie, Chairman and CEO

STATE OF INDIANA	)
) SS:
COUNTY OF Hamilton	)

Before me, a Notary Public, in and for said County and State, personally appeared Michael F. Petrie, the Chairman and CEO of Merchants Bancorp, an Indiana corporation, who acknowledged the execution of the foregoing Fourth Loan Modification Agreement as the voluntary act and deed of said corporation and in such capacity, and further acknowledged that he was authorized to execute the same.

Witness my hand and Notarial Seal this 4th day of June, 2015.

TOM LORSON, Notary Public Hamilton County, State of Indiana My Commission Expires March 20, 2023	/s/ Tom Lorson
Notary Public

Tom Lorson
Printed Name

My Commission Expires:	My County of Residence:

3\20\2023	Hamilton

PARTICIPATING LENDER

Providence Bank,
a Missouri state banking corporation

By:	/s/ Michael J. Hoelscher
Michael J. Hoelscher, Senior Vice President

STATE OF MISSOURI	)
) SS:
COUNTY OF Cole	)

Before me, a Notary Public, in and for said County and State, personally appeared Michael J. Hoelscher, the Senior Vice President of Providence Bank, a Missouri state banking corporation, who acknowledged the execution of the foregoing Fourth Loan Modification Agreement as the voluntary act and deed of said banking corporation and in such capacity, and further acknowledged that he was authorized to execute the same.

Witness my hand and Notarial Seal this 4 day of June, 2015.

/s/ Christi Spaunhorst
Notary Public

CHRISTI SPAUNHORST	Christi Spaunhorst
My Commission Expires	Printed Name
July 9, 2018
Cole County
Commission #14910979

My Commission Expires:	My County of Residence:

7/9/2018	Cole

This instrument was prepared by: Michael D. Moriarty, Attorney-at-Law, Frost Brown Todd LLC, 201 North Illinois Street, Suite 1900, P.O. Box 44961, Indianapolis, Indiana 46244-0961.